Exhibit 99.1

GSV Capital Corp. Provides Update Related To

its Annual Report on Form 10-K

SAN FRANCISCO, Calif., April 8, 2019 (GLOBE NEWSWIRE) -- GSV Capital Corp. (“GSV Capital” or the “Company”) (Nasdaq:GSVC). As previously reported by the Company in its Form 12b-25 filed with the Securities and Exchange Commission (“SEC”) on March 18, 2019 (the “Form 12b-25”), the Company was unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Form 10-K”) within the prescribed time period without unreasonable effort or expense because the Company’s independent directors retained independent counsel to conduct a review of certain operational and administrative activities (the “Internal Review”). The Internal Review is not yet complete and, as a result, the Company was unable to file the Form 10-K by April 2, 2019 – the deadline for filing the Form 10-K prescribed by Rule 12b-25 under the Securities Exchange Act of 1934.

Today, the Company announced that it received a notice (the “Notice”) on April 2, 2019 from the Nasdaq Listing Qualifications department of The Nasdaq Stock Market LLC (“Nasdaq”) related to the delayed filing of the Form 10-K. The Notice states that, as a result of not having timely filed the Form 10-K, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the SEC. The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

The Company expects to complete the required filing of the Form 10-K with the SEC as soon as practicable after completion of the Internal Review. Importantly, the Company does not expect the Internal Review to result in any change to the Company’s financial statements or results of operations that were reported in its earnings release on March 14, 2019.

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in San Franscico, CA. www.gsvcap.com

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of our future performance, condition or results of operations and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the SEC. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein, unless required to do so by law.

Contact

GSV Capital Corp.

(650) 235-4769

IR@gsvcap.com